Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

W2007 GRACE ACQUISITION I, INC.

1. Name. The name of the corporation (which is hereinafter called the “Corporation”) is W2007 Grace Acquisition I, Inc.

2. For Profit. The Corporation is for profit.

3. Principal and Registered Office; Registered Agent. The address of the Corporation’s registered office and its principal office is 7700 Wolf River Boulevard, Germantown, Shelby County, Tennessee 38138. The name of the Corporation’s registered agent at that office is Alexandra Ortved Sweeney.

4. Incorporator. The Incorporator of the Corporation is Krishna Veeraraghavan c/o Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

5. Authorized Capital Stock. (a) The total number of shares of stock which the Corporation has authority to issue is one hundred million (100,000,000) shares of Common Stock, $.01 par value per share, and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share.

The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

(b) (1) Designation and Number. A series of Preferred Stock, designated the 8.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”), is hereby established. The maximum number of authorized shares of the Series B Preferred Stock shall be 3,450,000.

(2) Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to any class or series of Common Stock of the Corporation and any other class or series of equity securities of the Corporation, if the holders of Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (b) on a parity with any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (c) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Stock (“Senior Stock”); and (d) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

(3) Dividends.

(A) Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of the Corporation legally available for payment, cash dividends at the rate of 8.75% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods (i) such dividends shall he declared, (ii) there shall be funds of the Corporation legally available for the payment of such dividends or (iii) any agreement of the Corporation prohibits payment of such dividends, and shall be payable quarterly on or before the last day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Dividend Payment Date”), commencing October 31, 2003. The first dividend will be prorated for less than a full quarter. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the stock records of the Corporation at the close of business on the last business day of March, June, September and December immediately preceding such Dividend Payment Date. Holders of Series B Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock. No interest shall be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(B) When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by the Corporation with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration (except by conversion or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock. Notwithstanding the above, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a REIT.

(C) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(D) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series B Preferred Stock would include in income their proportionate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(4) Liquidation Preference.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation.

(B) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(C) A voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall not include a consolidation or merger of the Corporation with one or more corporations, a sale or transfer of all or substantially all of the Corporation’s assets, or a statutory share exchange.

(D) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock and any Parity Stock shall not be entitled to share therein.

(5) Redemption.

(A) Shares of Series B Preferred Stock shall not be redeemable prior to August 11, 2008. However, in order to ensure that the Corporation will continue to meet the requirement for qualification as a REIT, the Series B Preferred Stock will be subject to the provisions of Article 14 hereof, pursuant to which shares of Preferred Stock of the Corporation owned by a shareholder in excess of the “Ownership Limit” (as defined in Article 14 hereof) will be deemed “Shares-in-Trust” (as defined in Article 14 hereof). On and after August 11, 2008, the Corporation may redeem shares of Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption (the “Redemption Date”). The Redemption Date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. If full cumulative dividends on all outstanding shares of Series B Preferred Stock have not been paid or declared and set apart for payment, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed. The redemption price for the Series B Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Partnership of other capital shares of the Corporation or the Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, “capital shares” means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Partnership.

(B) Notice of redemption of the Series B Preferred Stock shall be mailed by the Corporation to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Redemption Date; (ii) the number of shares of Series B Preferred Stock to be redeemed; and (iii) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for cash. From and after the Redemption Date, dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

(C) The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(D) Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series B Preferred Stock in the open market, by tender or by private agreement.

(6) Voting Rights.

(A) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

(B) If and whenever distributions on any shares of Series B Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of such shares of Series B Preferred Stock (voting together as a single class with all other shares of Parity Stock of any other class or series which is entitled to similar voting rights (the “Voting Preferred Stock”)) will be entitled to vote for the election of the two additional directors of the Corporation at any annual meeting of stockholders or at a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of any holder of record of shares of Series B Preferred Stock. Whenever dividends in arrears on outstanding shares of the Series B Preferred Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Stock to elect such additional two directors shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(C) The affirmative vote or consent of at least 66 2⁄3% of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock and the holders of all other classes or series of Preferred Stock entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior

Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including any Articles of Amendment, or the Corporation’s bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series B Preferred Stock. The amendment of the Charter to authorize, create, or to increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock. No such vote of the holders Series B Preferred Stock as described above shall be required if provision is made to redeem all shares of Series B Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be.

(D) With respect to the exercise of the above described voting rights, each share of Series B Preferred Stock shall have one (1) vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class, then the Series B Preferred Stock and such other class or series shall have one quarter of one (0.25) vote per $25 of stated Liquidation Preference.

(E) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(c) (1) Designation and Number. A series of Preferred Stock, designated the 8.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”), is hereby established. The maximum number of authorized shares of the Series C Preferred Stock shall be 2,400,000.

(2) Rank. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to any class or series of Common Stock of the Corporation and any other class or series of equity securities of the Corporation, if the holders of Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (b) on a parity with any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (c) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series C Preferred Stock (“Senior Stock”); and (d) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion.

(3) Dividends.

(A) Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of the Corporation legally available for payment, cash dividends at the rate of 8.00% per annum of the $25 liquidation preference per share (equivalent to $2.00 per annum per share). However, if following a Change of Control (as defined below) the Series C Preferred Stock is not listed on the New York Stock Exchange, Inc. (the “NYSE”) or the American Stock Exchange or quoted on NASDAQ, holders of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, cumulative preferential cash dividends from (but excluding) the first date on which both the Change of Control has occurred and the Series C Preferred Stock is not so listed or quoted at the increased rate of nine percent (9.00%) per annum of the $25 liquidation preference per share (equivalent to $2.25 per annum per share) for as long as the Series C Preferred Stock is not so listed or quoted. Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds of the Corporation legally available for the payment of such dividends or (iii) any agreement of the Corporation prohibits payment of such dividends, and shall be payable quarterly on or before the last day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Dividend Payment Date”), commencing April 30, 2006. The first dividend will be prorated for less than a full quarter. Any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360 day year. Dividends will be payable in arrears to holders of record as they appear on the stock records of the Corporation at the close of business on the last business day of

March, June, September and December immediately preceding such Dividend Payment Date. Holders of Series C Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends on the Series C Preferred Stock. No interest shall be paid in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(B) When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series C Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by the Corporation with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series C Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration (except by conversion or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock. Notwithstanding the above, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a REIT.

(C) No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(D) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series C Preferred Stock would include in income their proportionate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(E) A “Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and l4(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s shareholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Corporation’s Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or share exchange. For purposes of this Article 5(c), a “Change of Control” shall be deemed to have occurred upon the effectiveness of the merger of the Corporation and Equity Inns, Inc. pursuant to the Agreement and Plan of Merger, dated as of June 20, 2007, among Grace I, LLC, the Corporation, Grace II, L.P., Equity Inns Partnership, L.P., and Equity Inns, Inc.

(F) “Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

(4) Liquidation Preference.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the holders of the Series C Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation.

(B) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series C Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(C) A voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall not include a consolidation or merger of the Corporation with one or more corporations, a sale or transfer of all or substantially all of the Corporation’s assets, or a statutory share exchange.

(D) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series C Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock and any Parity Stock shall not be entitled to share therein.

(5) Redemption.

(A) Except as set forth in Article 5(c)(6)(A) hereof, shares of Series C Preferred Stock shall not be redeemable prior to February 15, 2011. In order to ensure that the Corporation will continue to meet the requirement for qualification as a REIT, the Series C Preferred Stock will be subject to the provisions of Article 14 hereof, pursuant to which shares of the Preferred Stock of the Corporation owned by any shareholder in excess of the “Ownership Limit” (as defined in Article 14 hereof) will be deemed “Shares-in-Trust” (as defined in Article 14 hereof) and the Corporation will have the right to purchase such shares, as provided in Article 14 hereof. On and after February 15, 2011, the Corporation may redeem shares of Series C Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption (the “Redemption Date”). The Redemption Date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation. If full cumulative dividends on all outstanding shares of Series C Preferred Stock have not been paid or declared and set apart for payment, no shares of Series C Preferred Stock may be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed.

(B) Notice of redemption of the Series C Preferred Stock shall be mailed by the Corporation to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed; and (iii) the place or places where certificates for such shares of Series C Preferred Stock are to be surrendered for cash. From and after the Redemption Date, dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

(C) The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(D) Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series C Preferred Stock in the open market, by tender or by private agreement.

(6) Special Optional Redemption by the Corporation.

(A) If at any time following a Change of Control the Series C Preferred Stock is not listed on the NYSE or the American Stock Exchange or quoted on NASDAQ, the Corporation will have the option upon written notice to the holders of record of the Series C Preferred Stock in accordance with Article 5(c)(5)(B) hereof to redeem the shares of Series C Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series C Preferred Stock is not so listed or quoted, for a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the Redemption Date.

(B) Upon any redemption of the Series C Preferred Stock pursuant to this Article 5(c)(6), the Corporation will pay, in cash, any accrued and unpaid dividends to the Redemption Date, whether or not authorized, unless the Redemption Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series C Preferred Stock at the close of business on such dividend payment record date will be entitled to the distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date. Except as provided in the previous sentence, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Stock.

(C) At its election, the Corporation, prior to the Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) for the shares of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company.

(7) Voting Rights.

(A) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

(B) If and whenever distributions on any shares of Series C Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of such shares of Series C Preferred Stock (voting together as a single class with all other shares of Parity Stock of any other class or series which is entitled to similar voting rights (the “Voting Preferred Stock”)) will be entitled to vote for the election of the two additional directors of the Corporation at any annual meeting of shareholders or at a special meeting of the holders of the Series C Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of any holder of record of shares of Series C Preferred Stock. Whenever dividends in arrears on outstanding shares of the Series C Preferred Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Stock to elect such additional two directors shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(C) The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series C Preferred Stock and the holders of all other classes or series of Preferred Stock entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the Articles of Amendment, or the Corporation’s bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series C Preferred Stock. The amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock. No such vote of the holders Series C Preferred Stock as described above shall be required if provision is made to redeem all shares of Series C Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be.

(D) With respect to the exercise of the above described voting rights, each share of Series C Preferred Stock shall have one (1) vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series C Preferred Stock as a single class, then the Series C Preferred Stock and such other class or series shall have one quarter of one (0.25) vote per $25 of stated Liquidation Preference.

(E) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8) Conversion. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(d) (1) Designation and Number. A series of Preferred Stock, designated the Series D Cumulative Preferred Stock (the “Series D Preferred Stock”), is hereby established. The maximum number of authorized shares of the Series D Preferred Stock shall be One Hundred Twenty-Five (125).

(2) Rank. The Series D Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to any class or series of Common Stock of the Corporation (“Junior Stock”); (b) junior to the Series B Preferred Stock and the Series C Preferred Stock and any other class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series D Preferred Stock (“Senior Stock”); and (c) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series D Preferred Stock prior to conversion.

(3) Dividends.

(A) Each holder of the then outstanding shares of Series D Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8% per annum of the total of $250.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series D Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series D Preferred Stock (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on

December 31, 2007 will be for less than a full dividend period). A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(B) No dividends on shares of Series D Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, or of the Series B Preferred Stock and the Series C Preferred Stock or any other class or series of equity securities of the Corporation prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Article 5(d), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(C) Notwithstanding the foregoing, dividends on the Series D Preferred Stock shall accrue whether or not the terms and provisions set forth in Article 5(d) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Article 5(d) hereof. Accrued but unpaid dividends on the Series D Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(D) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock shall be declared and paid pro rata based on the number of shares of Series D Preferred Stock then outstanding.

(E) Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series D Preferred Stock as described above.

(4) Liquidation Preference.

(A) Subject to any rights or preferences of Senior Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $250.00 per share, and (ii) all accrued and unpaid dividends thereon through and including the date of payment before any distribution of assets is made to holders of any Junior Stock. Until the holders of the Series D Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation.

(B) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock if all amounts payable thereon were paid in full.

(C) A voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall not include a consolidation or merger of the Corporation with one or more corporations, a sale or transfer of all or substantially all of the Corporation’s assets, or a statutory share exchange; provided, however, that any such transaction which results in an amendment, restatement or replacement of this Charter that has a material adverse effect on the rights and preferences of the Series D Preferred Stock, or that increases the number of authorized or issued shares of Series

D Preferred Stock, shall be deemed a liquidation of the Corporation for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series D Preferred Stock voting as a separate class.

(D) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series D Preferred Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

(5) Redemption.

(A) The Corporation, at its option, may redeem shares of the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $250.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Article 5(c) below). If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares. Notwithstanding the foregoing, in order to ensure that the Corporation will continue to meet the requirement for qualification as a REIT, the Series D Preferred Stock will be subject to the provisions of Article 14 hereof, pursuant to which shares of Preferred Stock owned by a shareholder in excess of the Ownership Limit will be deemed “Shares-in-Trust” (in each case, as defined in Article 14 hereof).

(B) Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Stock of the Corporation (except by exchange for shares of Junior Stock); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares in order to ensure that the Corporation remains qualified as a REIT or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

(C) Immediately prior to or upon any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(D) Notice of redemption of the Series D Preferred Stock shall be mailed by the Corporation to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the date the redemption is to be effective (the “Redemption Date”); (ii) the number of shares of Series D Preferred Stock to be redeemed; and (iii) the place or places where certificates for such shares of Series D Preferred Stock are to be surrendered for cash. From and after the Redemption Date, dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

(E) The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(F) If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series D Preferred Stock to be redeemed shall surrender the certificates evidencing such Series D Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series D Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series D Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof. In the event that the shares of Series D Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(G) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series D Preferred Stock shall be irrevocable except that:

(1) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(2) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(6) Voting Rights. Holders of the Series D Preferred Stock will not have any voting rights, except as required by law. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series D Preferred Stock, voting as a separate class, shall be required for (a) any amendment to this Charter which has a material adverse effect on the rights and preferences of the Series D Preferred Stock or which increases the number of authorized or issued shares of Series D Preferred Stock, or (b) any reclassification of the Series D Preferred Stock.

(7) Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

6. Directors. (a) The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 80% of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the Tennessee Business Corporation Act. A director need not be a shareholder.

(b) Amendment of this Article. Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the provisions of this Article 6 shall not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.

7. Special Meetings. Special meetings of the shareholders, for any purpose, or purposes, unless otherwise proscribed by law, may be called by the Chief Executive Officer or President and will be called by the Chief Executive Officer, President or the Secretary at the request in writing of a majority of the Board of Directors of the Corporation. Such request will state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of shareholders will be limited to the purposes stated in the notice. Shareholders of the Corporation do not have any rights to call a special meeting of shareholders.

8. Dividends. All shares of Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of shares of Common Stock upon liquidation or dissolution.

9. Preemptive Rights. No holder of shares of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

10. Limitation on Liability to Shareholders. To the maximum extent that Tennessee law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of this Charter or Bylaws inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

11. Indemnification. Any word or words defined in Part 5 of Chapter 18 of Title 48 of the Tennessee Code Annotated, as amended from time to time, or any successor provision thereof (the “Indemnification Section”) used in this Article 11, shall have the same meaning as provided in the Indemnification Section.

The Corporation shall indemnify and advance expenses to a director, officer, employee or agent of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

12. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person’s status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under the Indemnification Section.

13. REIT Status. The Corporation shall seek to elect and maintain status as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation’s election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the Shareholders.

14. Restrictions on Transfer.

(a)	(1) Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section l70(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Article 14(b)(1) hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean Preferred Stock and Common Stock of the Corporation. The term “Equity Stock” shall include all shares of Preferred Stock and Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Article 14(b) hereof.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock and selected by the Board of Directors.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Ownership

Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Preferred Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

“Ownership Limit” shall mean, with respect to the any series of Preferred Stock, 9.9% of the number of outstanding shares of such series of Preferred Stock.

“Partnership” shall mean Equity Inns Partnership, L.P., a Tennessee limited partnership.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Article 14(b)(5) hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes two or more persons acting as a partnership, limited partnership, syndicate of other group for the purpose of acquiring, holding, or disposing of the Corporation’s securities, in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Article 14(a)(3) hereof, would own record title to shares of Equity Stock.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the day on which the Corporation’s REIT status is revoked or otherwise terminated in accordance with Article 13 hereof.

“Shares-in-Trust” shall mean any shares of Equity Stock designated as Shares-in-Trust pursuant to Article 14(a)(3) hereof.

“Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to Article 14(a)(3) hereof and administered in accordance with the terms of Article 14(b) hereof, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

(2) Restriction on Transfers.

(A) Except as provided in Article 14(a)(7) and Article 14(g) hereof, prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Preferred Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Preferred Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Preferred Stock.

(B) Except as provided in Article 14(a)(7) and Article 14(g) hereof, prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

(C) Prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

(D) Prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation, the Partnership, or any direct or indirect subsidiary of the Corporation or the Partnership, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation, the Partnership, or any direct or indirect subsidiary of the Corporation or the Partnership, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

(3) Transfer to Trust.

(A) If, notwithstanding the other provisions contained in this Article 14(a), at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Ownership Limit, then (i) except as otherwise provided in Article 14(a)(7) hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Preferred Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Preferred Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Ownership Limit, (ii) such number of shares of Preferred Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Article 14(b) hereof, transferred automatically and by operation of law to a Trust to be held in accordance with that Article 14(b), and (iii) the Prohibited Owner shall submit such number of shares of Preferred Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(B) If, notwithstanding the other provisions contained in this Article 14(a), at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation, the Partnership, or any direct or indirect subsidiary of the Corporation or the Partnership, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation, the Partnership, or a direct or indirect subsidiary of the Corporation or the Partnership, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Article 14(b) hereof, transferred automatically and by operation of law to a Trust to be held in accordance with that Article 14(b), and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(4) Remedies For Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Article 14(a)(2) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Article 14(a)(2) hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

(5) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Article 14(a)(2) hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Article 14(a)(3) hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

(6) Owners Required To Provide Information. Prior to the Restriction Termination Date:

(A) Every Beneficial Owner or Constructive Owner of more than 0.5%, or such lower percentages as may be required pursuant to the Treasury regulations under the Code, of the outstanding shares of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(B) Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(7) Exception.

(A) Notwithstanding anything to the contrary contained in this Charter, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or representations or other evidence or conditions satisfactory to the Board of Directors in its sole and absolute discretion, the Board of Directors may in its sole and absolute discretion exempt certain Persons from the Ownership Limit by reason of their status under the Code in that ownership by such Persons would not disqualify the Corporation as a REIT under the Code.

(B) Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may grant exemptions to Persons who might otherwise exceed the Ownership Limit, such as in the case of issuance of stock options approved by the stockholders or grants of stock under existing employment agreements or future employment agreements approved by the stockholders, provided the Corporation has received a ruling from the Internal Revenue Service or an opinion of counsel or representations or other evidence or conditions satisfactory to the Board of Directors, in its sole and absolute discretion, that the transaction will not result in the disqualification of the Corporation as a REIT under the Code.

(C) Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may in its sole and absolute discretion grant exemptions from the Ownership Limit contained herein in the event that the Board of Directors has deemed that it is no longer in the Corporation’s best interests to attempt to qualify, or continue to qualify, as a REIT under the Code and the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the Shareholders has been received, in accordance with the requirements of Article 13 hereof. In such event, the Board of Directors shall file a certificate to this effect with the Corporation’s transfer agent and registrar declaring that the restrictions on transfer are no longer applicable. Until such time, the restrictions shall remain in effect.

(D) The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Article 14(a)(2) hereof will not be violated following the distribution by such underwriter of such shares.

(8) New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

(b) Shares-in-Trust.

(1) Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Article 14(a)(3) hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Article 14(a)(3) hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Article 14(b)(5) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(2) Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Article 14(a)(3) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Article 14(b)(3) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(4) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Article 14(a)(3) hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(5) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a violation if Article 14(a)(2) hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Article 14(b)(3) shall be distributed to the Beneficiary in accordance with the provisions of Article 14(b)(5) hereof. Each Beneficiary and Prohibited Owner waives any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Article 14(b) by such Trustee or the Corporation.

(6) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a devise, or gift or Non-Transfer Event, the Market Price at the time of such devise, or gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in the creation of such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Article 14(a)(5) hereof.

(c) Remedies Not Limited. Nothing contained in this Article 14 shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or of the national market system of a national securities association registered under the Exchange Act.

(d) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 14, including any definition contained in Article 14(a)(1) hereof, the Board of Directors shall have the power to determine the application of the provisions of this Article 14 with respect to any situation based on the facts known to it.

(e) Legend. Each certificate for shares of Equity Stock shall bear the following legend:

“The shares of (Common or Preferred) Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (i) Beneficially Own or Constructively Own shares of any series of Preferred Stock in excess of 9.9% of the number of outstanding shares of such series of Preferred Stock, (ii) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code, or (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation, the Partnership, or a subsidiary of the Corporation or the Partnership, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.”

(f) Severability. If any provision of this Article 14 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(g) Securities Exchange Transactions. Nothing in this Article 14 or this Charter shall prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934 (the “Exchange Act”) or of the national market system of a national securities association registered under the Exchange Act. The immediately preceding sentence shall not limit the authority of the Board of Directors to take any and all actions it deems necessary or advisable to protect the corporation and the interests of its shareholders in preserving the Corporation’s status as a REIT, so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Exchange Act or of the national market system of a national securities association registered under the Exchange Act.

15. The amended and restated charter contains amendments requiring Common Stock shareholder approval.

16. The amended and restated charter was duly adopted by the sole shareholder of the Common Stock of the Corporation by resolution dated January 23, 2008, and by the Executive Committee of the Board of Directors by resolution dated January 23, 2008.

17. This amended and restated charter is to be effective upon filing by the Secretary of State.

Executed this 24th day of January, 2008.

GRACE ACQUISITION I, INC.

/s/ Marissa Anderton

BY:	Marissa Anderton
TITLE:	Vice President